UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Brand Engagement Network Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

300 Delaware Ave, Suite 210 Wilmington, DE	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 757-3650

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $115.00 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2026, Brand Engagement Network Inc. (the “Company”), BEN Capital Fund I, LLC (“Guarantor”), and Evora Partners, LLC (“Evora”) entered into a Settlement and Forbearance Agreement (“Settlement Agreement”), pursuant to which Evora agreed to accept a settlement amount of $825,000 (inclusive of a $75,000 reimbursement for Evora’s attorneys’ fees), a discount to the amount of approximately $1.3 million owed by the Company to Evora under a January 2021 consulting agreement between the Company (then known as DHC Acquisition Corp.) and Evora, as amended, which amount has been reflected on the Company’s balance sheet under accounts payable. The Company has paid $175,000 of the settlement amount and will pay the remaining $650,000 in installments through December 2026, with Guarantor guaranteeing payment.

Under the Settlement Agreement, Evora will also dismiss the lawsuit it commenced against the Company on September 2, 2026, in the United States District Court for the Southern District of New York, captioned Evora Partners, LLC v. Brand Engagement Network Inc., which asserted claims for breach of contract and declaratory relief.

The foregoing description of the material terms of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brand Engagement Network Inc.

Date: October 15, 2026

By:	/s/ Tyler Luck
Name:	Tyler Luck
Title:	Chief Executive Officer